EXHIBIT 99

News Release
Exxon Mobil Corporation
5959 Las Colinas Boulevard
CONTACT: Alan Jeffers, ExxonMobil	Irving, TX 75039-2298
(972) 444-1109	972 444 1107 Telephone
972 444 1138 Facsimile

FOR IMMEDIATE RELEASE
TUESDAY, FEBRUARY 16, 2010

EXXON MOBIL CORPORATION ANNOUNCES 2009 RESERVES REPLACEMENT

IRVING, Texas--(BUSINESS WIRE)--Exxon Mobil Corporation announced today that additions to its proved reserves in 2009 totaled 2.0 billion oil-equivalent barrels, replacing 133 percent of production.  Excluding the impact of asset sales, reserves additions replaced 134 percent of production. These additions are based on the corporation’s definition of proved reserves, which utilizes the long-term pricing basis that the corporation uses to make its investment decisions. This is a different price basis than the SEC basis, which uses 12-month average prices for the 2009 year-end reserves calculation.

“ExxonMobil is an industry leader in reserves replacement,” said Rex W. Tillerson, chairman and chief executive officer. “We have replaced more than 100 percent of production for 16 consecutive years, reflecting our strategic focus on resource capture, a disciplined approach to investment and excellence in project execution. Adding new reserves ensures that ExxonMobil will continue to develop new supplies of energy to meet future demand and support economic growth and improved standards of living."

The annual reporting of proved reserves is the product of the corporation’s long-standing, rigorous process that ensures consistency and management accountability in all reserves bookings.

The corporation’s reserves additions in 2009, the highest in the decade, reflect new developments with significant funding commitments as well as revisions and extensions of existing fields resulting from drilling, studies and analysis of reservoir performance. Reserves additions from the Papua New Guinea LNG project and the Gorgon Jansz LNG project in Australia totaled almost one billion oil equivalent barrels. Proved additions were also made in many other countries including Canada, the United States, Angola and Norway.

At year-end 2009, ExxonMobil's proved reserves base, utilizing the corporation’s definition of year-end reserves, increased to 23.3 billion oil-equivalent barrels, split approximately evenly between liquids and gas (51 percent liquids, 49 percent gas). The 2009 proved developed reserves add of 2.9 billion oil-equivalent barrels was also the highest in the decade driven by the successful startup of a number of significant projects. This increased the portion of proved reserves already developed to 67 percent.

Using the SEC’s pricing basis, proved reserves replacement was 1.5 billion oil-equivalent barrels in 2009, replacing 100 percent of production, including the effect of asset sales, oil sands extracted by mining and equity company reserves.

Long-Term View

The long-term nature of the industry, and the large size of the discrete projects that provide a significant portion of the corporation’s reserves additions, make it appropriate to consider a time horizon longer than a single year. The 10-year average reserves replacement ratio on the corporation's basis is 112 percent, with liquids replacement at 99 percent and gas at 131 percent. The reserves additions made during this period comprise a diverse range of resource types and have broad geographical representation.  ExxonMobil’s reserves life at current production rates is 15.7 years.

Industry-Leading Resource Base

ExxonMobil added 3.9 billion oil-equivalent barrels to its resource base in 2009, with key additions from Canada, the United States, West Africa, Australia, and the United Kingdom. These are a result of continued by-the-bit exploration success, undeveloped resource additions and revisions to our existing resources from ongoing studies. Overall, the corporation’s resource base grew by 2.4 billion oil-equivalent barrels to 74.8 billion oil-equivalent barrels, taking into account production and asset sales. The resource base includes proved reserves, plus other discovered resources that are expected to be ultimately recovered.

CAUTIONARY NOTE:   The reserves referenced in this release are different from proved reserves as defined by the U.S. Securities and Exchange Commission (SEC) rules and included in our Annual Report on Form 10-K and Proxy Statement. These reserves, unless otherwise noted, are calculated using ExxonMobil’s definition of proved reserves, which assumes the long-term pricing basis that the corporation uses to make its investment decisions. This differs from the SEC basis, which calculates year-end reserves based on historical market prices: beginning in 2009, it utilizes the average of the market prices on the first day of each calendar month during the year.  Prior to 2009, reserves on the SEC basis were calculated based on December 31 prices. Another difference is the treatment of oil sands reserves extracted by mining, as well as ExxonMobil's share of equity company reserves. These reserves are included in ExxonMobil’s proved reserves for all periods. Under SEC definitions, these volumes were included in our reported total proved reserves beginning in 2009, but were separately reported in prior years.

The reserves replacement ratio is calculated for a specified period utilizing proved oil-equivalent reserves additions divided by oil-equivalent production. The reserves additions used in the calculation, unless otherwise noted, are based on ExxonMobil’s definition of proved reserves.

The terms “resources” and “resource base” include quantities of discovered oil and gas that are not yet classified as proved reserves but that are expected to be ultimately recovered in the future. The term “resource base” is not intended to correspond to SEC definitions such as “probable” or “possible” reserves.